Exhibit 23.2





[LETTERHEAD] Davidson & Company, LLP

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
DataLogic International, Inc.

We consent to the use in this Registration Statement of DataLogic International, Inc. Form S-8 of our audit report dated October 3, 2000, on the financial statements of TopClick International, Inc. for the year ending June 30, 2000 and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year ended June 30, 2000 and for the period from commencement of development stage on May 15, 1998 to June 30, 2000.


/s/ Davidson & Company, LLP
Independent Public Accountants
May 16, 2001




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